EXHIBIT 99

                                                                3250 Mary Street
                                                                       Suite 402
                                                                 Miami, FL 33133
                                                       Main number: 305-448-4700
                                                               Fax: 305-448-4757
                                                                www.omnicomm.com

For Immediate Release

                     OmniComm Acquires Strategic Position in
                            European Medical Network

European Site Attracts Doctors, Increasing OmniComm's Global Reach

MIAMI--March 7, 2000--OmniComm Systems, Inc. (OTC BB: OMCM), a provider of online clinical trial solutions for the pharmaceutical and healthcare industries, today announced that it has acquired a substantial interest in the European Medical Network (EMN), a leading destination for the European medical industry. This agreement reflects OmniComm's strategy to substantially expand its presence on a global basis. OmniComm will pay cash and stock for the position in EMN.

"OmniComm is focused on expanding its network to link more doctors to relevant patient studies that are conducted by pharmaceutical companies," said Peter Knezevich, CEO of OmniComm Systems, Inc. "This alliance with EMN will give us access to leading medical authorities and doctors in Europe, the second largest clinical trial market in the world.

The European Medical Network is a pan-European destination site providing doctors with continuing medical education (CME) information. EMN provides the information within an evolving European regulatory framework where CME information will become critical for doctors to maintain specialized knowledge and skills within certain practice areas as well as being kept up to date on new therapies and findings in medical research. Within this framework, EMN expects to attract doctors that are likely to both participate in and provide patients for clinical trials. Additionally, EMN has a collaborative relationship with healthstream.com, a US based continuing medical education site. Healthstream.com's relationship with academic medical centers and pharmaceutical and medical device companies will expand OmniComm's reach to market TrialMaster1 and WebIPA2.

"We are pleased to have reached this partnership with OmniComm," said John Winistoerfer of Medical Network EMN AG."Together, we will enhance the value we bring to doctors in the European community by providing them with an easy way to find appropriate clinical trials for patients."

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OmniComm will also have access to six leading European medical authorities who serve on EMN's scientific advisory board. The influence of these medical experts will increase the exposure of OmniComm's TrialMaster to the European medical community. These members of the board include:

     o Dr. Leonard Harvey, gynecological obstetrician and Deputy Chairman of Committee Permanent (CP). He is the past President and current Liaison Officer of the European Union of Medical Specialists.

     o Dr. Marc Bonnel, preventive medicine expert and the Commissioner of the Confederation des Syndicats Medicaus and the French Delegate of the European Forum of Medical Associations.

     o Prof. Dr.Heyo Eckel, radiologist and President of Aerztekammer Nierdersachsen and Chairman of the German Senate in Charge of CME in Germany.

     o Dr. Claudio Cricelli, general practitioner and President of the European Union of General Practitioners.

     o Dr. Rene Salzberg, pediatrician and the Chairman of the Swiss Federal Examinations Commissions for healthcare professions.

                                 About OmniComm

OmniComm Systems, Inc. presents a total solution to the clinical trial industry through the combination of it's medical portal, WebIPA, and its TrialMasterTM application. WebIPA.com (WWW.WEBIPA.COM) links pharmaceutical companies with doctors and patients worldwide, serving as a trial information destination and exchange. The TrialMasterTM application successfully executes the three essential functions in the clinical trial process: collection, validation and compilation of physicians' clinical data over the Internet. With TrialMasterTM providing these crucial, labor intensive and costly functions, trials are completed in less time and costs are cut significantly. With these two branches, Omnicomm has created a seamless and highly efficient solution for the clinical trial industry, ultimately enhancing the drug and medical device approval process, benefiting health patients worldwide. OmniComm (WWW.OMNICOMM.COM) has offices in Miami, FL and Amsterdam.

                         About European Medical Network

Medical Network EMN AG- a privately held Swiss joint stock company- was formed to create a multimedia distance-learning service for the healthcare professions in Europe, combining broadband (satellite and cable) broadcast with a narrowband Internet service. It recently has concluded a European-wide pilot project supported by the European Space Agency (ESA) in cooperation with the European Union of Medical Specialists (UEMS) and Industrial partners. EMN will offer its subscribers a periodic menu of CME courses in different multimedia formats (linear video, interactive, on-line forums) and currently is preparing its operational launch.

Safe Harbor Statement

Statements about Omnicomm's future expectations, including without limitation, future revenues and earnings, plans and objectives for the future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are "forward-

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looking statements" within the meeting of Section 27A of the Securities Act of
1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OmniComm intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, contractual and technological factors affecting OmniComm's operations, markets and profitability, actual results could differ materially and adversely from the expected results.

Contacts:

Lawton Jackson                              Megan Terry or Kathryn Akers
OmniComm Systems, Inc.                      The Abernathy MacGregor Group
Phone: 305-448-9143                         Phone: 212-371-5999
e-mail: INVREL@OMNICOMM.COM                 e-mail: WWW.MMT@ABMAC.COM
        -------------------                         -----------------
                                            www.kea@abmac.com

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1 The TrialMasterTM application successfully executes the three essential functions in the clinical trial process: Collection of data, data assessment and validation, and monitoring of collection accuracy. By providing these crucial, labor intensive and costly functions, TrialMasterTM is able to complete trials in 1/3 the time and cut 80% of the costs of trials processed. These results, in turn, create unprecedented benefits for the doctors, pharmaceutical companies as well as the patients involved.

2 WebIPA serves as trial information destination and portal exchange for the pharmaceutical and healthcare industries. Omnicomm's de-unidentifiable patient information, accessible on the WebIPA site, will directly link pharmaceutical companies, doctors and patients.